                                                                   EXHIBIT 99.1


[COX RADIO, INC. LOGO]                                                     NEWS
===============================================================================

                  COX RADIO REPORTS RECORD SECOND QUARTER 2003
                      REVENUE AND STATION OPERATING INCOME

         ATLANTA, AUGUST 14, 2003 -- Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month and six-month periods ended June 30, 2003.

         Financial highlights (in thousands, except per share data and percentages) are as follows:


                                              Three Months                           Six Months
                                              Ended June 30,                        Ended June 30,
                                         -----------------------        %        -----------------------         %
                                           2003           2002       Change       2003            2002         Change
                                         --------       --------     ------      --------       --------       ------

Net revenues                             $115,246       $113,910       1.2%      $206,815       $199,940         3.4%
Station operating expenses (1)             68,730         67,722       1.5%       128,160        123,703         3.6%

Station operating income (2)               46,516         46,188       0.7%        78,655         76,237         3.2%
Station operating income margin (3)          40.4%          40.5%       --           38.0%          38.1%         --

Operating income                           39,081         38,797       0.7%        64,012         61,205         4.6%

Income before cumulative effect
of accounting change                       18,068         17,478       3.4%        27,445         24,798        10.7%
Income before cumulative effect
  of accounting change per common
  share - diluted                        $   0.18       $   0.17       5.9%      $   0.27       $   0.25         8.0%

Net income                                 18,068         17,478       3.4%        27,445         10,864       152.6%
Net income per common
  share - diluted                        $   0.18       $   0.17        --       $   0.27       $   0.11          --


---------
(1) Station operating expenses includes cost of services (exclusive of depreciation) and selling, general and administrative expenses.

(2) Station operating income (previously broadcast cash flow) is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States ("GAAP"). Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

(3) Station operating income margin is station operating income as a percentage of net revenues.

         Robert F. Neil, President and Chief Executive Officer, commented, "Our growth this quarter in net revenues and station operating income are the best radio results of the three largest radio operators, once again demonstrating our ability to grow revenues and market share in a challenging and uncertain economic environment. Excluding the results of WFOX-FM, our recent start-up in Atlanta, our revenues for the quarter were up 2%. We are especially pleased that 11 of our 18 clusters delivered revenue growth that either matched or outpaced their respective markets. We look forward to a successful second half and remain focused on running our business with our consistent long-term focus."

OPERATING RESULTS - SECOND QUARTER 2003

         Net revenues for the second quarter of 2003 increased $1.3 million to $115.2 million, a 1.2% increase compared to the second quarter of 2002. National revenues increased 7.9% and local revenues decreased 1.6%. Overall growth in revenues was primarily a result of the focus on our core strategy, which includes managing our inventories, maintaining our competitive rates, and the successful execution of our consultative selling strategy. The leaders in revenue growth were Louisville, Long Island, Honolulu, Greenville-Spartanburg, Tampa, Orlando, Houston and Dayton. These increases in revenues were partially offset by decreases in Southern Connecticut, Birmingham, Tulsa and Atlanta. In February 2003, in order to increase audience share, WFOX-FM was reformatted to an urban contemporary format in response to the changing preferences of its targeted audience in the Atlanta market. Revenues at WFOX-FM decreased $1.1 million compared to the second quarter of 2002, primarily as a result of this change. Excluding WFOX-FM, net revenues at Cox Radio's stations in Atlanta were flat, as compared to the total market's revenue performance of down 1% for the second quarter 2003.

         Station operating expenses, which are the combination of cost of services and selling, general and administrative expenses, increased $1.0 million to $68.7 million, an increase of 1.5% from the second quarter of 2002. This increase was primarily due to higher programming costs related to sports programming, primarily in Atlanta, and an increase in promotional spending. The increases were partially offset by a decrease in sales costs as a result of changes in the sales compensation structure in Atlanta and Southern Connecticut.

         Station operating income increased $0.3 million to $46.5 million, an increase of 0.7% from the second quarter of 2002, for the reasons discussed above. Station operating income margin remained flat over the second quarter of 2002.

         Operating income for the second quarter of 2003 increased $0.3 million to $39.1 million. This was primarily as a result of an increase in net revenues and operating expenses, as discussed above.

         Interest expense during the second quarter of 2003 decreased $1.2 million to $8.9 million as a result of a lower overall outstanding debt, primarily due to the repayment of the $100.0 million principal amount of our 6.25% notes at maturity, as well as a decrease in the average interest rate on our outstanding floating rate debt.

         Income before cumulative effect of accounting change increased $0.6 million to $18.1 million, an increase of 3.4% from the second quarter of 2002, for the reasons discussed above.

         Net income increased $0.6 million to $18.1 million for the second quarter of 2003, for the reasons discussed above.

         Capital expenditures for the second quarter of 2003 totaled $3.2 million.

OPERATING RESULTS - FIRST SIX MONTHS 2003

         Net revenues for the first six months of 2003 increased $6.9 million to $206.8 million, a 3.4% increase compared to the first six months of 2002. National revenues increased 7.5% and local revenues increased 1.8%. Overall growth in revenues was primarily a result of the focus on our core strategy, which includes managing our inventories, maintaining our competitive rates, and the successful execution of our consultative selling strategy. The leaders in revenue growth were Louisville, Greenville-Spartanburg, Honolulu, Long Island, Houston, Jacksonville and Tampa. These increases in revenues were partially offset by decreases in Southern Connecticut, Tulsa, Birmingham and Atlanta. In February 2003, in order to increase audience share, WFOX-FM was reformatted to an urban contemporary format in response to the changing preferences of its targeted audience in the Atlanta market. Revenues at WFOX-FM decreased $2.2 million compared to the first six months of 2002, primarily as a result of this change. Excluding WFOX-FM, net revenues at Cox Radio's radio stations in Atlanta were up 3% for the first six months of 2003.

         Station operating expenses, which are the combination of cost of services and selling, general and administrative expenses, increased $4.5 million to $128.2 million, an increase of 3.6% from the first six months of 2002. This increase was primarily due to an increase in sales commissions from increased revenues during 2003, costs associated with the reformat of WFOX-FM in Atlanta, higher programming costs related to sports programming primarily in Atlanta, and an increase in promotion costs. The increases were partially offset by a decrease in sales costs as a result of changes in the sales compensation structure in Atlanta and Southern Connecticut.

         Station operating income increased $2.4 million to $78.7 million, an increase of 3.2% from the first six months of 2002, for the reasons discussed above. Station operating income margin remained flat over the first six months of 2002.

         Operating income for the first six months of 2003 increased $2.8 million to $64.0 million. This was primarily as a result of an increase in net revenues and operating expenses, as discussed above.

         Interest expense during the first six months of 2003 decreased $2.2 million to $18.1 million as a result of a lower overall outstanding debt, primarily due to the repayment of the $100.0 million principal amount of our 6.25% notes at maturity. as well as a decrease in the average interest rate on our outstanding floating rate debt.

         Income before cumulative effect of accounting change increased $2.6 million to $27.4 million, an increase of 10.7% from the first six months of 2002 for the reasons discussed above.

         Net income increased $16.6 million to $27.4 million for the first six months of 2003, primarily as a result of a $13.9 million after-tax loss related to the cumulative effect of accounting change as a result of adopting SFAS No. 142 in the first quarter of 2002 and for the reasons discussed above.

         Capital expenditures for the first six months of 2003 totaled $5.9 million.

         As of June 30, 2003, Cox Radio had consolidated debt of $591.8 million and generated $153.1 million of adjusted EBITDA during the twelve months ended June 30, 2003. As a result, Cox Radio's ratio of consolidated debt to adjusted EBITDA was 3.87x at June 30, 2003. Please see the attached table for (1) a reconciliation of consolidated debt, a non-GAAP financial measure, to balance sheet debt, the most directly comparable GAAP financial measure, and (2) a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure.

BUSINESS OUTLOOK

         Robert F. Neil, continued, "While national business is strong, visibility on local business continues to be a challenge. As a result, we remain cautious in our guidance for the third quarter and expect to deliver revenue growth in the 0% to 2% range. Our strong second quarter results combined with our success in the Spring ratings, demonstrate the strength of our operations and provide a solid foundation for future success."

         Cox Radio is the third largest radio company in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 78 stations (67 FM and 11 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol:
CXR.

         Cox Radio will host a teleconference to discuss its results today at 11:00 a.m. Eastern Time. To access the teleconference, please dial 973-582-2710 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of the Company's website, located at www.coxradio.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Thursday, August 21, 2003, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080
(Int'l), passcode 4040804. The webcast will also be archived on Cox Radio's website for one month.

FORWARD-LOOKING STATEMENTS

         Statements in this release, including statements relating to any earnings or revenue projections, are "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to Cox Radio's future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, our ability to execute our Internet strategy effectively, and other risk factors described from time to time in Cox Radio's filings with the Securities and Exchange Commission, including Cox Radio's Form 10-K for the year ended December 31, 2002. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.


(SEE ATTACHED FINANCIAL TABLES)


CONTACT:
Analysts and Investors                      Analysts, Investors, Press or Media
Neil Johnston                               John Buckley or Catherine Wang
Vice President & Chief Financial Officer    Brainerd Communicators, Inc.
Cox Radio, Inc.                             212-986-6667
678-645-4310                                buckley@braincomm.com

                                COX RADIO, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                       THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                            JUNE 30,                     JUNE 30,
                                                                  -------------------------       -------------------------
                                                                    2003            2002             2003           2002
                                                                  ---------       ---------       ---------       ---------

NET REVENUES:
   Local ...................................................      $  83,020       $  84,396       $ 149,959       $ 147,295
   National ................................................         26,010          24,109          45,268          42,118
   Other ...................................................          6,216           5,405          11,588          10,527
                                                                  ---------       ---------       ---------       ---------
     Total revenues ........................................        115,246         113,910         206,815         199,940

OPERATING EXPENSES:
   Cost of services (exclusive of depreciation shown
     separately below) .....................................         25,434          25,092          46,654          44,958
   Selling, general and administrative .....................         43,296          42,630          81,506          78,745
   Corporate general and administrative ....................          4,400           4,365           8,635           8,466
   Depreciation ............................................          2,977           3,028           5,921           6,030
   Amortization ............................................             29              29              59              59
   Loss (gain) on sales of assets ..........................             29              18              28             375
   Loss (gain) on sales of radio stations ..................             --             (49)             --             102
                                                                  ---------       ---------       ---------       ---------

OPERATING INCOME ...........................................         39,081          38,797          64,012          61,205

OTHER INCOME (EXPENSE):
  Interest income ..........................................              1               1               2               9
  Interest expense .........................................         (8,877)        (10,049)        (18,053)        (20,238)
  Other - net ..............................................           (115)           (119)           (239)           (237)
                                                                  ---------       ---------       ---------       ---------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
   ACCOUNTING CHANGE .......................................         30,090          28,630          45,722          40,739
                                                                  ---------       ---------       ---------       ---------
Current income tax expense .................................          6,143           5,000           9,487           7,053
Deferred income tax expense ................................          5,879           6,152           8,790           8,888
                                                                  ---------       ---------       ---------       ---------
Total income tax expense ...................................         12,022          11,152          18,277          15,941
                                                                  ---------       ---------       ---------       ---------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE .......         18,068          17,478          27,445          24,798
  Cumulative effect of accounting change, net of tax .......             --              --              --         (13,934)
                                                                  ---------       ---------       ---------       ---------
NET INCOME .................................................      $  18,068       $  17,478       $  27,445       $  10,864
                                                                  =========       =========       =========       =========

BASIC NET INCOME PER SHARE
  Income before cumulative effect of accounting change .....      $    0.18       $    0.17       $    0.27       $    0.25
  Cumulative effect of accounting change ...................             --              --              --           (0.14)
                                                                  ---------       ---------       ---------       ---------
    Net income per common share ............................      $    0.18       $    0.17       $    0.27       $    0.11
                                                                  =========       =========       =========       =========

DILUTED NET INCOME PER SHARE
  Income before cumulative effect of accounting change .....      $    0.18       $    0.17       $    0.27       $    0.25
  Cumulative effect of accounting change ...................             --              --              --           (0.14)
                                                                  ---------       ---------       ---------       ---------
    Net income per common share ............................      $    0.18       $    0.17       $    0.27       $    0.11
                                                                  =========       =========       =========       =========

Weighted average basic common shares outstanding ...........        100,217         100,235         100,208         100,137
                                                                  =========       =========       =========       =========
Weighted average diluted common shares outstanding .........        100,622         100,862         100,598         100,680
                                                                  =========       =========       =========       =========

                       USE OF NON-GAAP FINANCIAL MEASURES

         Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income (previously broadcast cash flow), station operating income margin, adjusted EBITDA and consolidated debt. Station operating income is net income excluding the cumulative effect of accounting change, total income tax expense, total other expenses, the gain
(loss) on sales of assets and radio stations, depreciation, amortization and corporate general and administrative expenses. Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP. Adjusted EBITDA is net income excluding income tax expense, other expenses, the gain (loss) on sales of assets and radio stations, depreciation and amortization. Consolidated debt is the combination of notes payable, amounts due to/from Cox Enterprises and an off-balance sheet liability, which is a guarantee of third party indebtedness.

         Cox Radio's management believes that station operating income and station operating income margin provide useful data to evaluate Cox Radio's overall financial condition and operating results and the means to evaluate our radio stations' performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Management uses adjusted EBITDA and consolidated debt to monitor compliance with certain financial covenants in Cox Radio's credit agreements and as a gauge of Cox Radio's ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. Station operating income should not be considered as an alternative to operating income or net income as an indicator of Cox Radio's financial performance. Adjusted EBITDA should not be considered as an alternative to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

         The following table reconciles net income, from Cox Radio's financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.


                                                                THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                     JUNE 30,                            JUNE 30,
                                                            --------------------------           --------------------------
                                                              2003              2002               2003             2002
                                                            --------          --------           --------          --------
                                                                                     (UNAUDITED)
                                                                                    (IN THOUSANDS)

Net income .......................................          $ 18,068          $ 17,478           $ 27,445          $ 10,864
Adjustments:
    Cumulative effect of accounting change .......                --                --                 --            13,934
    Total income tax expense .....................            12,022            11,152             18,277            15,941
    Total other expense ..........................             8,991            10,167             18,290            20,466
    (Gain) loss on sales of radio stations .......                --               (49)                --               102
    Loss on sales of assets ......................                29                18                 28               375
    Amortization .................................                29                29                 59                59
    Depreciation .................................             2,977             3,028              5,921             6,030
    Corporate general and administrative .........             4,400             4,365              8,635             8,466
                                                            --------          --------           --------          --------
STATION OPERATING INCOME .........................          $ 46,516          $ 46,188           $ 78,655          $ 76,237
                                                            ========          ========           ========          ========

         The following table reconciles net income for the twelve months ended June 30, 2003, from Cox Radio's financial statements presented in accordance with GAAP, to adjusted EBITDA, a non-GAAP financial measure.


                                                     TWELVE MONTHS
                                                         ENDED
                                                     JUNE 30, 2003
                                                     -------------
                                                      (UNAUDITED)
                                                     (IN THOUSANDS)

Net income ..................................          $  62,522
Adjustments:
    Total income tax expense ................             40,634
    Total other expense .....................             37,982
    Gain on sales of radio stations .........               (406)
    Loss on sales of assets .................                270
    Amortization ............................                118
    Depreciation ............................             11,987
                                                       ---------
ADJUSTED EBITDA .............................          $ 153,107
                                                       =========


         The following table reconciles balance sheet debt, from Cox Radio's financial statements presented in accordance with GAAP, to consolidated debt, a non-GAAP financial measure.


                                                                     AS OF
                                                                  JUNE 30, 2003
                                                                 --------------
                                                                   (UNAUDITED)
                                                                 (IN THOUSANDS)

Balance sheet debt:
   Due to Cox Enterprises ................................          $ 10,565
   Notes payable .........................................           574,677
Off-balance sheet guarantee:
   Guarantee of Honolulu Broadcasting, Inc. loan .........             6,564
                                                                    --------
CONSOLIDATED DEBT ........................................          $591,806
                                                                    ========